UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 27, 2009 (May 20, 2009)

St. Mary Land & Exploration Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Stockholder Approval of Amendments to 2006 Equity Incentive Compensation Plan.

At the 2009 annual meeting of stockholders of St. Mary Land & Exploration Company (the “Company”) held on May 20, 2009, the Company’s stockholders approved amendments to the St. Mary Land & Exploration Company 2006 Equity Incentive Compensation Plan, which as part of the amendments was renamed the Equity Incentive Compensation Plan (as amended, the “Plan”).  Such amendments were previously adopted by the Board of Directors of the Company (the “Board”), upon review and recommendation by the Compensation Committee of the Board, subject to stockholder approval.

The Plan was amended to increase the stated total number of shares of the Company’s common stock authorized for issuance pursuant to awards under the Plan from 3,500,000 shares to 6,000,000 shares.  Additionally, the Plan was amended to change the fungible share counting provisions of the Plan to provide that “full share awards” under the Plan, which are awards other than stock options or stock appreciation rights, made after May 20, 2009, will be counted against the total share authorization limit as 1.43 shares for every one share issued.

In summary, the Plan provides for the grant of restricted stock, restricted stock units, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units and stock based awards to key employees, consultants, and members of the Board or any affiliate of the Company who are selected by the Compensation Committee to receive equity-based incentive compensation under the Plan.

The foregoing summary of the Plan is subject to, and qualified in its entirety by, the complete text of the Plan, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibit is filed as part of this report:
	Exhibit 10.1	Equity Incentive Compensation Plan As Amended and Restated as of March 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date:	May 27, 2009	By:	/s/ MARK T. SOLOMON
Mark T. Solomon
Controller